Exhibit 99.1

Paul Auvil Elected to Elastic’s Board of Directors

October 5, 2023

SAN FRANCISCO--(BUSINESS WIRE)--Elastic® (NYSE: ESTC) (“Elastic”), the company behind Elasticsearch®, today announced that its shareholders elected Paul Auvil to its board of directors at the 2023 annual general meeting of shareholders that took place earlier today. The term of office for Mr. Auvil will expire at the end of the 2026 annual general meeting of shareholders.

Mr. Auvil will bring more than 35 years of finance, technology, and corporate leadership experience to the Elastic Board of Directors. He served as the Chief Financial Officer of Proofpoint, Inc., a provider of security-as-a-service solutions from March 2007 until March 2023. From September 2006 to March 2007, he was an entrepreneur-in-residence at Benchmark Capital, a venture capital firm. From August 2002 to July 2006, he served as the Chief Financial Officer at VMware, Inc., a computing virtualization company. Mr. Auvil has previously served on the boards of One Medical, OpenTV, Marin Software, and Quantum Corporation.

About Elastic
Elastic (NYSE: ESTC) is a leading platform for search-powered solutions. Elastic understands it's the answers, not just the data. The Elasticsearch platform enables anyone to find the answers they need in real-time using all their data, at scale. Elastic delivers complete, cloud-based, AI-powered solutions for enterprise security, observability and search built on the Elasticsearch platform, the development platform used by thousands of companies, including more than 50% of the Fortune 500. Learn more at elastic.co

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